Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Martin Midstream Partners L.P. of our report dated March 28, 2014 relating to the financial statements of Cardinal Gas Storage Partners LLC, which appears in Martin Midstream Partners L.P.’s Annual Report on Form 10-K/A for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 5, 2015